For International Speedway Corp.:                                            For Checkers Drive-In Restaurants, Inc.
Wes Harris                                                                             Kim Francis
Senior Director, Investor Relations                                            Account Supervisor, Checkers/Rally's
(386) 947-6465                                                                       (412) 335-0391

FOR IMMEDIATE RELEASE

ISC SIGNS CHECKERS(R)/RALLY'S(R) AS OFFICIAL DRIVE-THRU AND BURGER
OF DAYTONA INTERNATIONAL SPEEDWAY,
OTHER FACILITIES

- ISC and Checkers/Rally's Officials to Ring NASDAQ Opening Bell-
-ISC to Unveil Daytona 500 Pace Car on "FOX and Friends"-

DAYTONA BEACH, FL and NEW YORK, NY - February 8, 2005 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced it has signed a multi-year, multi-million dollar official status agreement with Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) ("Checkers(R)/Rally's(R)"). Checkers/Rally's will serve as the Official Drive-Thru and Burger of several ISC facilities including Daytona International Speedway ("Daytona"), home of "the Great American Race", the Daytona 500.

Under the terms of the agreement, Checkers/Rally's will have a significant presence through prominent signage and promotion, as well as at-track restaurants at the following ISC facilities: Daytona International Speedway, Homestead-Miami Speedway, Michigan International Speedway and Richmond International Raceway.

"Our agreement with Checkers/Rally's further demonstrates the strong appeal of our nationwide presence and key market penetration," said Lesa France Kennedy, President of ISC. "Checkers/Rally's recognizes the potential benefits of an ISC partnership and, beginning with next week's Daytona 500, they will be able to leverage our partnership to extend their brand awareness and reach consumers. We welcome them to our roster of successful corporate partners and look forward to working with Checkers to meet their franchising and development goals."

"Checkers Drive-In Restaurants is proud to announce our partnership with International Speedway Corporation," said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. "We believe that ISC is a strategic piece of our overall motor sports program that, when combined with our award-winning advertising, competitive franchise development opportunities, best-in-class menu choices and fast double drive-thru service, will generate national visibility, and we expect it to help accelerate franchise growth. We look forward to an exciting partnership with ISC."

Ms. France Kennedy and Mr. Sirois will join 2004 NEXTEL Cup Champion Kurt Busch and other ISC and Checkers/Rally's officials to celebrate the new partnership by opening the day of trading at NASDAQ Market Site today at 9:30 a.m. The ceremony will be available via satellite from 9:20 a.m. to 9:35 a.m. on uplink IA-5 C-band/transponder 14. The downlink frequency is 3980 horizontal; audio: 6.2/6.8. The feed can also be found on Waterfront fiber 1623.

Separately, ISC will unveil the Chevrolet Corvette Daytona 500 Official Pace Car on today's FOX News Channel "FOX and Friends" program. Dale Earnhardt Jr., the 2004 Daytona 500 Champion, will preside over the unveiling. The 47th Daytona 500, "the Great American Race", will be held Sunday, February 20th at 1:30 p.m. Eastern. FOX will air flag-to-flag coverage of the event in High Definition.

About International Speedway Corp.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service "double drive- thru" restaurants.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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